Exhibit 5.1

O’Melveny & Myers LLP	T: +1 212 326 2000
1301 Avenue of the Americas	F: +1 212 326 2061
Suite 1700	omm.com
New York, NY 10019-6022

November 7, 2025

NuScale Power Corporation

1100 NE Circle Blvd., Suite 350

Corvallis, OR 97330

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to NuScale Power Corporation, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (File No. 333-289467) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of an unspecified amount of any combination of securities of the types specified therein. The Registration Statement became automatically effective upon filing with the Commission on August 11, 2025 pursuant to Rule 462(e) under the Securities Act of 1933. Reference is made to our opinion letter dated August 11, 2025 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the sale agreement prospectus supplement (the “Prospectus Supplement”) filed on November 7, 2025 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $750,000,000 in shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”) covered by the Registration Statement. The Shares are being offered and sold by the sales agents named in, and pursuant to, that certain Sales Agreement, dated as of November 7, 2025 (the “Sales Agreement”), between the Company and such sales agents.

In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered necessary or appropriate for the purposes of rendering this opinion. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors prior to the date hereof (the “Minimum Price”) and that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares that may be issued for the Minimum Price.

Austin • Century City • Dallas • Houston • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

For purposes of the opinion set forth below, we refer to the following as “Future Approval and Issuance”: (a) the approval by the Company’s board of directors (or a duly authorized committee of the board of directors) of the issuance of the Shares (the “Approval”) and (b) the issuance of the Shares in accordance with the Approval and the receipt by the Company of the consideration (which shall not be less than the par value of such Shares) to be paid in accordance with the Approval.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. On the basis of such examination and subject to the limitations and assumptions in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon (i) payment for and delivery of the Shares for the Minimum Price as contemplated by the Registration Statement and Prospectus, or (ii) upon Future Approval and Issuance, as applicable and in each case upon the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated November 7, 2025 and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In signing this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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